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                                  Exhibit 11.1

                        CALCULATION OF NET LOSS PER SHARE

Shares - opening                                                 30,371,333
balance

Share issuances
                        Mar 26/99      4,400,000     96/181       2,333,702

Weighted Average                                                 32,705,035

Loss                                                              ($710,435)

Loss per share                                                       ($0.02)
